UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 5, 2015

VICAL INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	000-21088	93-0948554
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10390 Pacific Center Court San Diego, California		92121-4340
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 646-1100

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 5, 2015, Vical Incorporated (the “Company”) received a letter from The Nasdaq Stock Market indicating that for 30 consecutive business days the Company’s common stock had not maintained a minimum closing bid price of $1.00 per share (“Minimum Bid Price Requirement”) as required by Nasdaq Listing Rules. This notice of noncompliance has had no immediate impact on the continued listing or trading of the Company’s common stock on the Nasdaq Global Select Market.

Under Nasdaq Listing Rule 5810(c)(3)(A), if during the 180 calendar days following the date of the notification (the “Compliance Period”) ending on February 1, 2016, the closing bid price of the Company’s common stock is at or above $1.00 for a minimum of ten consecutive business days, the Company will regain compliance with the Minimum Bid Price Requirement and the common stock will continue to be eligible for listing on the Nasdaq Global Select Market.

If the Company does not achieve compliance with the Minimum Bid Price Requirement by the end of the Compliance Period, under Nasdaq Listing Rule 5810(c)(3)(A)(ii), if on the last day of the Compliance Period, the Company is in compliance with the market value requirement for continued listing, as well as all other standards for initial listing of its common stock on the Nasdaq Capital Market (other than the Minimum Bid Price Requirement), and the Company provides written notice of its intention to cure the deficiency during a second compliance period, Nasdaq may grant the Company an additional Compliance Period through August 1, 2016.

If the Company receives a Staff Delisting Determination, the Company may, at that time, request in writing that a Nasdaq Hearing Panel review the matter in a written or an oral hearing. Such a review, if granted, would stay delisting until a Panel ruling. After the Nasdaq Hearing Panel determination is final, the Company may then appeal the Hearing Panel decision to the Listing Council. If granted, such an appeal would not stay the Hearing Panel decision.

The Company intends to monitor the closing bid price of its common stock and may, if appropriate, consider implementing available options to regain compliance with the Minimum Bid Price Requirement under the Nasdaq Listing Rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICAL INCORPORATED

Date: August 7, 2015	By:	/s/ VIJAY B. SAMANT
Vijay B. Samant
Chief Executive Officer